Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	April 21, 2020
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, Founder & Chief Executive Officer
David A. Dykstra, Vice Chairman & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports First Quarter 2020 Net Income of $62.8 million

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced net income of $62.8 million or $1.04 per diluted common share for the first quarter of 2020, a decrease in diluted earnings per common share of 27.8% compared to the prior quarter and a decrease of 31.6% compared to the first quarter of 2019.

Highlights of the First Quarter of 2020:
Comparative information to the fourth quarter of 2019

•	Total assets increased by $2.2 billion.

•	Total loans increased by $1.0 billion.

•	Total deposits increased by $1.4 billion.

•	Net interest income decreased by $436,000 as the impact of a five basis point decline in net interest margin and one less day was partially offset by a $925 million increase in average earning assets.

•
The allowance for credit losses increased by $95.0 million to $253.5 million as of March 31, 2020 as compared to $158.5 million as of December 31, 2019.  The change in allowance for credit losses was due to:

▪	An increase of $47.4 million related to the cumulative effect adjustment from the adoption of the Current Expected Credit Loss ("CECL") standard effective as of January 1, 2020.

▪
Provision for credit losses of $53.0 million in the current quarter. Provision for credit losses increased by $45.2 million from a provision for credit losses of $7.8 million in the fourth quarter of 2019 primarily related to the implementation of CECL and the economic conditions created by the COVID-19 pandemic.

▪	Net charge-offs of $5.3 million in the first quarter of 2020 as compared to $12.7 million in the fourth quarter of 2019.

Other highlights of the first quarter of 2020

•
Recorded $17.4 million of derivative income associated with mandatory commitments to fund mortgage originations for sale in the current quarter as compared to a $1.0 million derivative loss in the fourth quarter of 2019. Mandatory commitments to fund mortgage originations for sale were $1.4 billion at the end of the first quarter of 2020 as compared to $372 million at the end of the fourth quarter of 2019.

•	Recorded a decrease in the value of mortgage servicing rights related to changes in fair value model assumptions, net of derivative contract activity held as an economic hedge, of $10.4 million.

•	Recognized $4.4 million of net losses on investment securities, primarily as a result of unrealized losses on market sensitive securities.

•	Incurred acquisition related costs of $1.7 million in the first quarter of 2020 as compared to $2.4 million in the fourth quarter of 2019.

•	Total period end loans were $871 million higher than average total loans in current quarter.

•	Repurchased 576,469 shares of common stock at a cost of $37.1 million. At this time, we have temporarily suspended our common stock repurchase program, as an additional prudential measure.

Edward J. Wehmer, Founder and Chief Executive Officer, commented, "I would like to start by thanking all Wintrust employees for their passion and commitment during this difficult time. As the challenges of COVID-19 affect our customers and our communities, we stand ready to be responsive and supportive. I am extremely proud of our successful efforts earlier this month to timely launch the Paycheck Protection Program ("PPP") to provide much needed funding to our small business customers so that they can continue to operate and pay their employees. Our teams worked tirelessly to process approximately 8,900 applications with a median loan size of approximately $87,500, totaling loan approvals of nearly $3.3 billion through April 17th. We are honored to be part of the solution to the complex problems faced by our clients during the COVID-19 pandemic. We will continue to answer their call throughout this crisis and into the eventual recovery. Please see our previous releases regarding our PPP activity to date. We expect to further participate in the program if additional government funding is approved."

With respect to the current quarter, Mr Wehmer remarked, "Wintrust reported net income of $62.8 million for the first quarter of 2020, down from $86.0 million in the fourth quarter of 2019. However, pre-tax income, excluding provision for credit losses and MSR valuation adjustments (non-GAAP), increased by $27.8 million over the previous quarter and $12.4 million over the first quarter of 2019. The Company experienced strong balance sheet growth as total assets were $2.2 billion higher than the prior quarter end and $6.4 billion higher than the end of the first quarter of 2019. The first quarter was characterized by significant balance sheet growth, stable net interest income, strong mortgage banking revenue, increased provision for credit losses primarily related to the implementation of CECL and the economic conditions created by the COVID-19 pandemic, and a continued focus to increase franchise value in our market area."

Mr. Wehmer continued, "The Company grew total loans by $1.0 billion in the current quarter with growth diversified primarily across various loan portfolios including the commercial, commercial real estate and life insurance premium finance receivable portfolios. Management estimates that nearly half of the growth in the commercial category during the quarter was a result of customer draws on unfunded commitments primarily occurring toward the end of the quarter. We have seen this activity abate after quarter end. Total deposits increased by $1.4 billion as compared to the fourth quarter of 2019 as strong retail deposit growth, including growth in our MaxSafe product, was supplemented by an increase in brokered deposits. Our loans to deposits ratio ended the quarter at 88.4% and we are confident that we have sufficient liquidity to meet customer loan demand."

Mr. Wehmer commented, "Despite one less day in the quarter and modest net interest margin compression, net interest income stayed relatively flat in the first quarter of 2020 as compared to the fourth quarter of 2019. We believe that our ability to increase market share and grow the balance sheet will continue to help mitigate the pressures presented by a lower interest rate environment. The declining interest rate environment contributed to a reduction in loan yields of 17 basis points; however that impact was partially offset by a 13 basis point improvement in the rate paid on interest bearing deposits. As always, we will strive to grow without a commensurate increase in expenses to enhance our net overhead ratio which was 1.33% in the first quarter of 2020."

Mr. Wehmer noted, “Our mortgage banking business delivered a record quarter in increased pipeline in light of the demand associated with historically low long term interest rates. Loan volumes originated for sale in the current quarter were $1.2 billion, similar to the fourth quarter of 2019. However, due to record mortgage applications and interest rate lock volume near the end of the quarter, mandatory commitments to fund mortgage originations for sale were $1.4 billion at the end of the first quarter of 2020 as compared to $372 million at the end of the fourth quarter of 2019. Additionally, the Company recorded a $10.4 million decrease in the value of mortgage servicing rights related to changes in fair value model assumptions, net of derivative contract activity held as an economic hedge. We are leveraging efficiencies in our delivery channels and staffing strategies to keep pace with unprecedented demand. We believe the second quarter of 2020 will provide another strong quarter for mortgage banking production."

Commenting on credit quality, Mr. Wehmer stated, "The Company recorded net charge-offs of $5.3 million in the first quarter of 2020 as compared to $12.7 million in the fourth quarter of 2019. However, provision for credit losses totaled $53.0 million in the first quarter of 2020 as compared to $7.8 million in the fourth quarter of 2019. The elevated provision expense in the current quarter was primarily related to the implementation of the CECL standard and the economic conditions created by the COVID-19 pandemic. Non-performing assets as of the current quarter end totaled $190.4 million, an increase of $57.6 million from the previous quarter end. Due to the adoption of CECL, $35.4 million of the $57.6 million increase relates to purchased financial assets with credit deterioration that were not previously required to be reported as non-performing assets but are now included in non-performing assets. We believe that the Company’s reserves remain appropriate and we remain diligent in our review of credit."

Mindful of the challenges ahead, Mr Wehmer noted, "We leverage robust capital and liquidity management frameworks, which include stress testing processes, to assess and monitor risk and inform decision making. We believe the Company has adequate liquidity and capital to effectively manage through the COVID-19 pandemic. However, we will continue to prudently evaluate and expand liquidity sources, including the possible utilization of the PPP liquidity facility, if necessary."

Mr. Wehmer continued, "Wintrust will continue to practice what we preach in our unwavering commitment to our communities by serving customers via drive up branches, by appointment, telephonically and through digital tools. We believe that we are uniquely positioned by being technologically on par with the big banks, as demonstrated by our PPP efforts, while maintaining the agility and high-touch, personalized service nature of a community bank. We have executed our existing business continuity plan successfully across the Wintrust enterprise and I am proud of our Company's effectiveness in seamlessly adapting to a remote working environment. In addition to our efforts to support our customers, we are also focused on the wellbeing of our colleagues, modifying certain health care programs to provide additional benefits during the COVID-19 pandemic, as well as offering other pandemic benefits and compensation premiums to eligible employees."

Mr. Wehmer concluded, "We have experienced significant growth in recent quarters and believe that our opportunities for both internal and external growth remain consistently strong, while we continue to carefully monitor the COVID-19 pandemic and evaluate the impact that it could have on the economy, our customers and our business. We remain focused on navigating the current environment by actively monitoring and managing our credit portfolio."

The graphs below illustrate certain financial highlights of the first quarter of 2020.

SUMMARY OF RESULTS:

BALANCE SHEET

Total asset growth of $2.2 billion in the first quarter of 2020 was primarily comprised of a $1.0 billion increase in loans and a $465 million increase in available for sale securities. The Company believes that the $1.9 billion of interest bearing deposits with banks held as of March 31, 2020 provides sufficient liquidity to operate its business plan.

Total liabilities grew by $2.2 billion in the first quarter of 2020 primarily comprised of a $1.4 billion increase in total deposits. The Company successfully grew deposits in the first quarter through organic retail channels, including $282.7 million of growth in our MaxSafe products, that was supplemented by an increase in brokered deposits. Our loans to deposits ratio ended the quarter at 88.4%. Management believes in substantially funding the Company's balance sheet with core deposits and utilizes brokered or wholesale funding sources as appropriate to manage its liquidity position as well as for interest rate risk management purposes.

For more information regarding changes in the Company’s balance sheet, see Consolidated Statements of Condition and Tables 1 through 3 in this report.

NET INTEREST INCOME

For the first quarter of 2020, net interest income totaled $261.4 million, a decrease of $436,000 as compared to the fourth quarter of 2019 and a decrease of $543,000 as compared to the first quarter of 2019. The $436,000 decrease in net interest income in the first quarter of 2020 compared to the fourth quarter of 2019 was attributable to the impact of a five basis point decline in net interest margin and one less day. This impact was partially offset by $924.8 million of growth in average earning assets.

Net interest margin was 3.12% (3.14% on a fully taxable-equivalent basis, non-GAAP) during the first quarter of 2020 compared to 3.17% (3.19% on a fully taxable-equivalent basis, non-GAAP) during the fourth quarter of 2019 and 3.70% (3.72% on a fully taxable-equivalent basis, non-GAAP) during the first quarter of 2019. The five basis point decrease in net interest margin in the first quarter of 2020 as compared to the fourth quarter of 2019 was attributable to a 12 basis point decline in the yield on earnings assets and a four basis point decrease in the net free funds contribution partially offset by an 11 basis point decrease in the rate paid on interest bearing liabilities. The 12 basis point decline in the yield on earning assets in the current quarter as compared to the fourth quarter of 2019 was primarily due to a 17 basis point decline in the yield on loans along with lower yields on interest bearing cash. The 11 basis point decrease in the rate paid on interest bearing liabilities in the current quarter as compared to the prior quarter is primarily due to a 13 basis point decrease in the rate paid on interest bearing deposits as management initiated various deposit rate reductions given the recent decrease in the interest rate environment.

For more information regarding net interest income, see Tables 4 through 8 in this report.

ASSET QUALITY

The allowance for credit losses totaled $253.5 million as of March 31, 2020 an increase of $95.0 million as compared to $158.5 million as of December 31, 2019. The increase in allowance for credit losses includes a $47.4 million increase related to the cumulative effect adjustment from the adoption of the CECL standard on January 1, 2020.

The provision for credit losses totaled $53.0 million for the first quarter of 2020 compared to $7.8 million for the fourth quarter of 2019 and $10.6 million for the first quarter of 2019. The elevated provision expense in the current quarter was primarily related to the implementation of the CECL standard and the economic conditions created by the COVID-19 pandemic. Management believes the allowance for credit losses is appropriate to provide for inherent losses in the portfolio. The CECL standard requires the Company to estimate expected credit losses over the life of the Company’s financial assets at a certain point in time. There can be no assurances, however, that future losses will not significantly exceed the amounts provided for, thereby affecting future results of operations. For more information regarding the provision for credit losses, see Table 10 in this report.

Net charge-offs totaled $5.3 million in the first quarter of 2020, a $7.4 million decrease from $12.7 million in the fourth quarter of 2019 and a $146,000 increase from $5.1 million in the first quarter of 2019. Net charge-offs as a percentage of average total loans, in the first quarter of 2020 totaled eight basis points on an annualized basis compared to 19 basis points on an annualized basis in the fourth quarter of 2019 and nine basis points on an annualized basis in the first quarter of 2019. For more information regarding net charge-offs, see Table 9 in this report.

As part of the regular quarterly review performed by management to determine if the Company’s allowance for loan losses is appropriate, an analysis is prepared on the loan portfolio based upon a breakout of core loans, niche and consumer loans and purchased loans. A summary of the allowance for loan losses calculated for the loan components in the core loan portfolio, the niche and consumer loan portfolio and purchased loan portfolio as of March 31, 2020 and December 31, 2019 is shown on Table 11 of this report.

As of March 31, 2020, $33.0 million of all loans, or 0.1%, were 60 to 89 days past due and $262.7 million, or 0.9%, were 30 to 59 days (or one payment) past due. As of December 31, 2019, $50.5 million of all loans, or 0.2%, were 60 to 89 days past due and $248.2 million, or 0.9%, were 30 to 59 days (or one payment) past due. Many of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.

The Company’s home equity and residential loan portfolios continue to exhibit low delinquency rates as of March 31, 2020. Home equity loans at March 31, 2020 that are current with regard to the contractual terms of the loan agreement represent 98.1% of the total home equity portfolio. Residential real estate loans at March 31, 2020 that are current with regards to the contractual terms of the loan agreements comprised 96.4% of total residential real estate loans outstanding. For more information regarding past due loans, see Table 12 in this report.

Prior to January 1, 2020, purchased credit impaired ("PCI") loans were aggregated into pools by common risk characteristics for accounting purposes, including recognition of interest income on a pool basis. Measurement of any allowance for loan losses on these loans were offset by the remaining discount related to the pool. As a result of the implementation of CECL, beginning in the first quarter of 2020, PCI loans transitioned to a classification of purchased financial assets with credit deterioration ("PCD"), which no longer maintains the prior pools and related accounting concepts. Measurement of any allowance for loan losses on PCD loans is no longer offset by the remaining discount, resulting in additional allowance being recognized at January 1, 2020 through a cumulative effect adjustment to retained earnings. See Table 9 for information on this increase at transition. Additionally, recognition of interest income on PCD loans is considered at the individual asset level following the Company's accrual policies, instead of based upon the entire pool of loans. Due to the first quarter of 2020 adoption of CECL, the Company included $35.4 million in non-performing PCD loans in total non-performing loans as of March 31, 2020.

The ratio of non-performing assets, excluding PCD assets, to total assets was 0.40% as of March 31, 2020, compared to 0.36% at December 31, 2019, and 0.43% at March 31, 2019. Non-performing assets, excluding PCD assets, totaled $155.0 million at March 31, 2020, compared to $132.8 million at December 31, 2019 and $139.4 million at March 31, 2019. Non-performing loans, excluding PCD loans, totaled $143.9 million, or 0.53% of total loans, at March 31, 2020 compared to $117.6 million, or 0.44% of total loans, at December 31, 2019 and $117.6 million, or 0.49% of total loans, at March 31, 2019. This increase includes a $5.0 million increase in premium finance receivable balances that are past due greater than 90 days and still accruing. The level of past due premium finance receivables is impacted by emergency orders issued by states which extend the grace period for nonpayment of insurance premiums to carriers. Other real estate owned ("OREO") of $11.0 million at March 31, 2020 decreased by $4.2 million compared to $15.2 million at December 31, 2019 and decreased $10.5 million compared to $21.5 million at March 31, 2019. Management is pursuing the resolution of all non-performing assets. At this time, management believes OREO is appropriately valued at the lower of carrying value or fair value less estimated costs to sell. For more information regarding non-performing assets, see Table 13 in this report.

NON-INTEREST INCOME

Wealth management revenue increased by $942,000 during the first quarter of 2020 as compared to the fourth quarter of 2019 primarily due to increased trust fees and brokerage commissions. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors, the brokerage commissions, managed money fees and insurance product commissions at Wintrust Investments and fees from tax-deferred like-kind exchange services provided by the Chicago Deferred Exchange Company.

Mortgage banking revenue increased by $466,000 in the first quarter of 2020 as compared to the fourth quarter of 2019, primarily as a result of increased derivative income associated with mandatory commitments to fund originations for sale, partially offset by a decrease in the fair value of the mortgage servicing rights portfolio. Mandatory commitments to fund originations for sale were $1.4 billion at the end of the first quarter of 2020 as compared to $372.4 million at the end of the fourth quarter of 2019. The percentage of origination volume from refinancing activities was 63% in the first quarter of 2020 as compared to 60% in the fourth quarter of 2019. Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market.

During the first quarter of 2020, the fair value of the mortgage servicing rights portfolio decreased primarily due to a negative fair value adjustment of $14.6 million as well as a reduction in value of $7.0 million due to payoffs and paydowns of the existing portfolio. The Company entered into interest rate swaps at the beginning of the fourth quarter of 2019 to economically hedge a portion of the potential negative fair value changes recorded in earnings related to its mortgage servicing rights portfolio. The Company recorded a gain of $4.2 million on the interest rate swaps held as economic hedges against the mortgage servicing rights primarily related to the mark to market valuation adjustment at quarter end which was recorded in mortgage banking revenue.

The net losses recognized on investment securities in the first quarter of 2020 were $4.4 million as compared to a gain of $587,000 in the fourth quarter of 2019. The losses recorded in the first quarter of 2020 primarily relate to unrealized losses on market sensitive securities held by the Company.

Other non-interest income increased by $4.2 million in the first quarter of 2020 as compared to the fourth quarter of 2019 primarily due to increased income from interest rate swap fees and net gains related to the sales of loans and leases. These increases were partially offset by market losses on BOLI investments related to non-qualified deferred compensation accounts recorded in BOLI income.

For more information regarding non-interest income, see Tables 14 and 15 in this report.

NON-INTEREST EXPENSE

Salaries and employee benefits expense decreased by $9.2 million in the first quarter of 2020 as compared to the fourth quarter of 2019. The $9.2 million decrease is comprised of a decrease of $8.7 million in commissions and incentive compensation and a decrease of $1.6 million in salaries expense partially offset by $1.1 million increase in employee benefits expense. The decrease in commissions and incentive compensation is primarily due to lower expenses associated with the Company's long term incentive program.

Data processing expenses totaled $8.4 million in the first quarter of 2020, an increase of $804,000 as compared to the fourth quarter of 2019. The increase in the current quarter relates primarily to conversion costs associated with the Countryside Bank acquisition.

Advertising and marketing expenses in the first quarter of 2020 decreased by $1.7 million as compared to the fourth quarter of 2019 primarily related to lower media advertising costs. Marketing costs are incurred to promote the Company's brand, commercial banking capabilities, the Company's various products, to attract loans and deposits and to announce new branch openings as well as the expansion of the Company's non-bank businesses. The level of marketing expenditures depends on the timing of sponsorship programs utilized which are determined based on the market area, targeted audience, competition and various other factors.

FDIC insurance expense totaled $4.1 million in the first quarter of 2020, an increase of $2.8 million as compared to the fourth quarter of 2019. In the prior quarter, the Company recorded a $2.8 million reduction to FDIC insurance expense related to assessment credits received from the FDIC.

In the first quarter of 2020, the Company recorded a $1.3 million gain on sale of an OREO property resulting in net OREO income of $876,000 in the first quarter of 2020. This compares to OREO expense of $536,000 in the prior quarter.

Miscellaneous expense in the first quarter of 2020 decreased $5.3 million as compared to the fourth quarter of 2019. The decrease in the current quarter as compared to the fourth quarter of 2019 is primarily due to charges recognized in the fourth quarter including a litigation settlement, contingent consideration related to previous acquisitions of certain mortgage businesses and overlapping telecommunication charges. Miscellaneous expense includes ATM expenses, correspondent bank charges, directors' fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions, problem loan expenses and lending origination costs that are not deferred.

For more information regarding non-interest expense, see Table 16 in this report.

INCOME TAXES

The Company recorded income tax expense of $24.3 million in the first quarter of 2020 compared to $30.7 million in the fourth quarter of 2019 and $29.5 million in the first quarter of 2019. The effective tax rates were 27.87% in the first quarter of 2020 compared to 26.33% in the fourth quarter of 2019 and 24.86% in the first quarter of 2019.

BUSINESS UNIT SUMMARY

Community Banking

Through its community banking unit, the Company provides banking and financial services primarily to individuals, small to mid-sized businesses, local governmental units and institutional clients residing primarily in the local areas the Company services. In the first quarter of 2020, this unit expanded its loan and deposit portfolios. However, the banking segment also experienced net interest margin compression in part due to current market conditions.

Mortgage banking revenue was $48.3 million for the first quarter of 2020 an increase from $47.9 million for the fourth quarter of 2019. Services charges on deposit accounts totaled $11.3 million in the first quarter of 2020 an increase of $292,000 as compared to the fourth quarter of 2019 primarily due to higher account analysis fees. The Company's gross commercial and commercial real estate loan pipelines remained strong as of March 31, 2020. Before the impact of scheduled payments and prepayments, gross commercial and commercial real estate loan pipelines were estimated to be approximately $1.0 billion to $1.1 billion at March 31, 2020. When adjusted for the probability of closing, the pipelines were estimated to be approximately $590 million to $650 million at March 31, 2020.

Specialty Finance

Through its specialty finance unit, the Company offers financing of insurance premiums for businesses and individuals, equipment financing through structured loans and lease products to customers in a variety of industries and accounts receivable financing, value-added, out-sourced administrative services, and other services. Originations within the insurance premium financing receivables portfolio were $2.5 billion during the first quarter of 2020 and average balances increased by $231.4 million as compared to the fourth quarter of 2019. The increase in average balances was more than offset by margin compression in this portfolio resulting in a $3.0 million decrease in interest income attributed to the lower market rates of interest associated with the insurance premium finance receivables portfolio. The Company's leasing business grew during the first quarter of 2020, with its portfolio of assets, including capital leases, loans and equipment on operating leases, increasing by $174.4 million to $1.8 billion at the end of the first quarter of 2020. Revenues from the Company's out-sourced administrative services business were $1.1 million in the first quarter of 2020, unchanged from the fourth quarter of 2019.

Wealth Management

Through four separate subsidiaries within its wealth management unit, the Company offers a full range of wealth management services, including trust and investment services, tax-deferred like-kind exchange services, asset management, securities brokerage services and 401(k) and retirement plan services. Wealth management revenue increased by $942,000 in the first quarter of 2020 compared to the fourth quarter of 2019, totaling $25.9 million in the current period. At March 31, 2020, the Company’s wealth management subsidiaries had approximately $25.0 billion of assets under administration, which included $4.8 billion of assets owned by the Company and its subsidiary banks, representing a $2.6 billion decrease from the $27.6 billion of assets under administration at December 31, 2019. Increased trust fees contributed to the growth in wealth management revenue, while unfavorable equity market performance in the first quarter of 2020 contributed to the decline of assets under administration.

ITEMS IMPACTING COMPARATIVE FINANCIAL RESULTS

Acquisitions

On November 1, 2019, the Company completed its acquisition of SBC, Incorporated (“SBC”).  SBC was the parent company of Countryside Bank. Through this business combination, the Company acquired Countryside Bank's six banking offices located in Countryside, Burbank, Darien, Homer Glen, Oak Brook and Chicago, Illinois. As of the acquisition date, the Company acquired approximately $620 million in assets, including approximately $423 million in loans, and approximately $508 million in deposits. The Company recorded goodwill of approximately $40 million on the acquisition.

On October 7, 2019, the Company completed its acquisition of STC Bancshares Corp. (“STC”).  STC was the parent company of STC Capital Bank. Through this business combination, the Company acquired STC Capital Bank's five banking offices located in the communities of St. Charles, Geneva and South Elgin, Illinois. As of the acquisition date, the Company acquired approximately $250 million in assets, including approximately $174 million in loans, and approximately $201 million in deposits. The Company recorded goodwill of approximately $19 million on the acquisition.

On May 24, 2019, the Company completed its acquisition of Rush-Oak Corporation ("ROC"). ROC was the parent company of Oak Bank. Through this business combination, the Company acquired Oak Bank's one banking location in Chicago, Illinois. As of the acquisition date, the Company acquired approximately $223 million in assets, including approximately $125 million in loans, and approximately $161 million in deposits. The Company recorded goodwill of approximately $12 million on the acquisition.

Adoption of New Credit Losses Accounting Standard

Beginning in 2020, the Company adopted the new current expected credit losses standard, or CECL, which impacted the measurement of the Company’s allowance for credit losses (including the allowance for unfunded lending-related commitments). CECL replaced the previous incurred loss methodology, which delayed recognition until such loss was probable, with a methodology that reflects an estimate of lifetime expected credit losses considering current economic condition and forecasts. Though other assets, including investment securities and other receivables, were considered in-scope of the standard and required a measurement of the allowance for credit loss, the most significant impact of CECL remains within the Company’s loan portfolios and related lending commitments. For more information regarding the adoption of CECL, see the "Asset Quality" section and the asset quality Tables 9-13 in this report.

WINTRUST FINANCIAL CORPORATION
Key Operating Measures

Wintrust’s key operating measures and growth rates for the first quarter of 2020, as compared to the fourth quarter of 2019 (sequential quarter) and first quarter of 2019 (linked quarter), are shown in the table below:

				% or(4) basis point (bp) change from 4th Quarter 2019	% or basis point (bp) change from 1st Quarter 2019
	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
Net income	$62,812	$85,964	$89,146	(27)%	(30)%
Pre-tax income, excluding provision for credit losses (non-GAAP) (2)	140,044	124,508	129,269	12	8
Pre-tax income, excluding provision for credit losses and MSR valuation adjustments (non-GAAP) (2)	150,441	122,662	138,013	23	9
Net income per common share – diluted	1.04	1.44	1.52	(28)	(32)
Net revenue (1)	374,685	374,099	343,643	—	9
Net interest income	261,443	261,879	261,986	—	—
Net interest margin	3.12%	3.17%	3.70%	(5) bp	(58)	bp
Net interest margin - fully taxable equivalent (non-GAAP) (2)	3.14	3.19	3.72	(5)	(58)
Net overhead ratio (3)	1.33	1.53	1.72	(20)	(39)
Return on average assets	0.69	0.96	1.16	(27)	(47)
Return on average common equity	6.82	9.52	11.09	(270)	(427)
Return on average tangible common equity (non-GAAP) (2)	8.73	12.17	14.14	(344)	(541)
At end of period
Total assets	$38,799,847	$36,620,583	$32,358,621	24%	20%
Total loans (5)	27,807,321	26,800,290	24,214,629	15	15
Total deposits	31,461,660	30,107,138	26,804,742	18	17
Total shareholders’ equity	3,700,393	3,691,250	3,371,972	1	10

(1)	Net revenue is net interest income plus non-interest income.

(2)	See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 17 for additional information on this performance measure/ratio.

(3)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	Period-end balance sheet percentage changes are annualized.

(5)	Excludes mortgage loans held-for-sale.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Financial Highlights.”

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
Selected Financial Condition Data (at end of period):
Total assets	$38,799,847	$36,620,583	$34,911,902	$33,641,769	$32,358,621
Total loans (1)	27,807,321	26,800,290	25,710,171	25,304,659	24,214,629
Total deposits	31,461,660	30,107,138	28,710,379	27,518,815	26,804,742
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total shareholders’ equity	3,700,393	3,691,250	3,540,325	3,446,950	3,371,972
Selected Statements of Income Data:
Net interest income	$261,443	$261,879	$264,852	$266,202	$261,986
Net revenue (2)	374,685	374,099	379,989	364,360	343,643
Net income	62,812	85,964	99,121	81,466	89,146
Pre-tax income, excluding provision for credit losses (non-GAAP) (3)	140,044	124,508	145,435	134,753	129,269
Pre-tax income, excluding provision for credit losses and MSR valuation adjustments (non-GAAP) (3)	150,441	122,662	149,411	138,138	138,013
Net income per common share – Basic	1.05	1.46	1.71	1.40	1.54
Net income per common share – Diluted	1.04	1.44	1.69	1.38	1.52
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.12%	3.17%	3.37%	3.62%	3.70%
Net interest margin - fully taxable equivalent (non-GAAP) (3)	3.14	3.19	3.39	3.64	3.72
Non-interest income to average assets	1.24	1.25	1.35	1.23	1.06
Non-interest expense to average assets	2.58	2.78	2.74	2.87	2.79
Net overhead ratio (4)	1.33	1.53	1.40	1.64	1.72
Return on average assets	0.69	0.96	1.16	1.02	1.16
Return on average common equity	6.82	9.52	11.42	9.68	11.09
Return on average tangible common equity (non-GAAP) (3)	8.73	12.17	14.36	12.28	14.14
Average total assets	$36,625,490	$35,645,190	$33,954,592	$32,055,769	$31,216,171
Average total shareholders’ equity	3,710,169	3,622,184	3,496,714	3,414,340	3,309,078
Average loans to average deposits ratio	90.1%	88.8%	90.6%	93.9%	92.7%
Period-end loans to deposits ratio	88.4	89.0	89.6	92.0	90.3
Common Share Data at end of period:
Market price per common share	$32.86	$70.90	$64.63	$73.16	$67.33
Book value per common share	62.13	61.68	60.24	58.62	57.33
Tangible book value per common share (non-GAAP) (3)	50.18	49.70	49.16	47.48	46.38
Common shares outstanding	57,545,352	57,821,891	56,698,429	56,667,846	56,638,968
Other Data at end of period:
Tier 1 leverage ratio (5)	8.5%	8.7%	8.8%	9.1%	9.1%
Risk-based capital ratios:
Tier 1 capital ratio (5)	9.3	9.6	9.7	9.6	9.8
Common equity tier 1 capital ratio(5)	8.9	9.2	9.3	9.2	9.3
Total capital ratio (5)	11.9	12.2	12.4	12.4	11.7
Allowance for credit losses (6)	$253,482	$158,461	$163,273	$161,901	$159,622
Allowance for loan and unfunded lending-related commitment losses to total loans	0.91%	0.59%	0.64%	0.64%	0.66%
Number of:
Bank subsidiaries	15	15	15	15	15
Banking offices	187	187	174	172	170

(1)	Excludes mortgage loans held-for-sale.

(2)	Net revenue includes net interest income and non-interest income.

(3)	See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 17 for additional information on this performance measure/ratio.

(4)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(5)	Capital ratios for current quarter-end are estimated.

(6)
The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments.Effective January 1, 2020, the allowance for credit losses also includes the allowance for investment securities as a result of the adoption of Accounting Standard Update ("ASU") 2016-13, Financial Instruments - Credit Losses.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2020	2019	2019	2019	2019
Assets
Cash and due from banks	$349,118	$286,167	$448,755	$300,934	$270,765
Federal funds sold and securities purchased under resale agreements	309	309	59	58	58
Interest bearing deposits with banks	1,943,743	2,164,560	2,260,806	1,437,105	1,609,852
Available-for-sale securities, at fair value	3,570,959	3,106,214	2,270,059	2,186,154	2,185,782
Held-to-maturity securities, at amortized cost	865,376	1,134,400	1,095,802	1,191,634	1,051,542
Trading account securities	2,257	1,068	3,204	2,430	559
Equity securities with readily determinable fair value	47,310	50,840	46,086	44,319	47,653
Federal Home Loan Bank and Federal Reserve Bank stock	134,546	100,739	92,714	92,026	89,013
Brokerage customer receivables	16,293	16,573	14,943	13,569	14,219
Mortgage loans held-for-sale	656,934	377,313	464,727	394,975	248,557
Loans, net of unearned income	27,807,321	26,800,290	25,710,171	25,304,659	24,214,629
Allowance for loan losses	(216,050)	(156,828)	(161,763)	(160,421)	(158,212)
Net loans	27,591,271	26,643,462	25,548,408	25,144,238	24,056,417
Premises and equipment, net	764,583	754,328	721,856	711,214	676,037
Lease investments, net	207,147	231,192	228,647	230,111	224,240
Accrued interest receivable and other assets	1,460,168	1,061,141	1,087,864	1,023,896	888,492
Trade date securities receivable	502,207	—	—	237,607	375,211
Goodwill	643,441	645,220	584,315	584,911	573,658
Other intangible assets	44,185	47,057	43,657	46,588	46,566
Total assets	$38,799,847	$36,620,583	$34,911,902	$33,641,769	$32,358,621
Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$7,556,755	$7,216,758	$7,067,960	$6,719,958	$6,353,456
Interest bearing	23,904,905	22,890,380	21,642,419	20,798,857	20,451,286
Total deposits	31,461,660	30,107,138	28,710,379	27,518,815	26,804,742
Federal Home Loan Bank advances	1,174,894	674,870	574,847	574,823	576,353
Other borrowings	487,503	418,174	410,488	418,057	372,194
Subordinated notes	436,179	436,095	435,979	436,021	139,235
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Trade date securities payable	—	—	226	—	—
Accrued interest payable and other liabilities	1,285,652	1,039,490	986,092	993,537	840,559
Total liabilities	35,099,454	32,929,333	31,371,577	30,194,819	28,986,649
Shareholders’ Equity:
Preferred stock	125,000	125,000	125,000	125,000	125,000
Common stock	58,266	57,951	56,825	56,794	56,765
Surplus	1,652,063	1,650,278	1,574,011	1,569,969	1,565,185
Treasury stock	(44,891)	(6,931)	(6,799)	(6,650)	(6,650)
Retained earnings	1,917,558	1,899,630	1,830,165	1,747,266	1,682,016
Accumulated other comprehensive loss	(7,603)	(34,678)	(38,877)	(45,429)	(50,344)
Total shareholders’ equity	3,700,393	3,691,250	3,540,325	3,446,950	3,371,972
Total liabilities and shareholders’ equity	$38,799,847	$36,620,583	$34,911,902	$33,641,769	$32,358,621

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
(In thousands, except per share data)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
Interest income
Interest and fees on loans	$301,839	$308,055	$314,277	$309,161	$296,987
Mortgage loans held-for-sale	3,165	3,201	3,478	3,104	2,209
Interest bearing deposits with banks	4,768	8,971	10,326	5,206	5,300
Federal funds sold and securities purchased under resale agreements	86	390	310	—	—
Investment securities	32,467	27,611	24,758	27,721	27,956
Trading account securities	7	6	20	5	8
Federal Home Loan Bank and Federal Reserve Bank stock	1,577	1,328	1,294	1,439	1,355
Brokerage customer receivables	158	169	164	178	155
Total interest income	344,067	349,731	354,627	346,814	333,970
Interest expense
Interest on deposits	67,435	74,724	76,168	67,024	60,976
Interest on Federal Home Loan Bank advances	3,360	1,461	1,774	4,193	2,450
Interest on other borrowings	3,546	3,273	3,466	3,525	3,633
Interest on subordinated notes	5,472	5,504	5,470	2,806	1,775
Interest on junior subordinated debentures	2,811	2,890	2,897	3,064	3,150
Total interest expense	82,624	87,852	89,775	80,612	71,984
Net interest income	261,443	261,879	264,852	266,202	261,986
Provision for credit losses	52,961	7,826	10,834	24,580	10,624
Net interest income after provision for credit losses	208,482	254,053	254,018	241,622	251,362
Non-interest income
Wealth management	25,941	24,999	23,999	24,139	23,977
Mortgage banking	48,326	47,860	50,864	37,411	18,158
Service charges on deposit accounts	11,265	10,973	9,972	9,277	8,848
(Losses) gains on investment securities, net	(4,359)	587	710	864	1,364
Fees from covered call options	2,292	1,243	—	643	1,784
Trading (losses) gains, net	(451)	46	11	(44)	(171)
Operating lease income, net	11,984	12,487	12,025	11,733	10,796
Other	18,244	14,025	17,556	14,135	16,901
Total non-interest income	113,242	112,220	115,137	98,158	81,657
Non-interest expense
Salaries and employee benefits	136,762	145,941	141,024	133,732	125,723
Equipment	14,834	14,485	13,314	12,759	11,770
Operating lease equipment	9,260	9,766	8,907	8,768	8,319
Occupancy, net	17,547	17,132	14,991	15,921	16,245
Data processing	8,373	7,569	6,522	6,204	7,525
Advertising and marketing	10,862	12,517	13,375	12,845	9,858
Professional fees	6,721	7,650	8,037	6,228	5,556
Amortization of other intangible assets	2,863	3,017	2,928	2,957	2,942
FDIC insurance	4,135	1,348	148	4,127	3,576
OREO expense, net	(876)	536	1,170	1,290	632
Other	24,160	29,630	24,138	24,776	22,228
Total non-interest expense	234,641	249,591	234,554	229,607	214,374
Income before taxes	87,083	116,682	134,601	110,173	118,645
Income tax expense	24,271	30,718	35,480	28,707	29,499
Net income	$62,812	$85,964	$99,121	$81,466	$89,146
Preferred stock dividends	2,050	2,050	2,050	2,050	2,050
Net income applicable to common shares	$60,762	$83,914	$97,071	$79,416	$87,096
Net income per common share - Basic	$1.05	$1.46	$1.71	$1.40	$1.54
Net income per common share - Diluted	$1.04	$1.44	$1.69	$1.38	$1.52
Cash dividends declared per common share	$0.28	$0.25	$0.25	$0.25	$0.25
Weighted average common shares outstanding	57,620	57,538	56,690	56,662	56,529
Dilutive potential common shares	575	874	773	699	699
Average common shares and dilutive common shares	58,195	58,412	57,463	57,361	57,228

TABLE 1: LOAN PORTFOLIO MIX AND GROWTH RATES AND COMMERCIAL REAL ESTATE BY STATE

						% Growth From
(Dollars in thousands)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2019(1)	Mar 31, 2019
Balance:
Commercial
Commercial, industrial, and other	$8,999,728	$8,257,614	$8,180,070	$8,246,449	$7,968,861	36%	13%
Commercial, industrial, and other - PCD (2)	26,158	28,306	15,532	24,325	25,330	(31)	3
Commercial real estate
Construction and development	1,237,274	1,200,783	1,025,961	984,138	951,370	12	30
Non-construction	6,736,706	6,582,053	6,305,423	6,165,115	5,911,474	9	14
Commercial real estate - PCD (2)	211,551	237,440	117,283	126,991	110,661	(44)	91
Home equity	494,655	513,066	512,303	527,370	528,448	(14)	(6)
Home equity - PCD (2)	—	—	—	—	—	—	—
Residential real estate	1,359,971	1,336,093	1,208,706	1,107,911	1,044,739	7	30
Residential real estate - PCD (2)	17,418	18,128	9,960	10,267	8,785	(16)	NM
Premium Finance receivables
Commercial insurance	3,465,055	3,442,027	3,449,950	3,368,423	2,988,788	3	16
Life insurance	5,084,695	4,935,320	4,654,588	4,487,921	4,389,599	12	16
Premium finance receivables - PCD (2)	136,944	139,282	140,908	146,557	165,770	(7)	(17)
Consumer and other	35,546	107,962	87,161	106,547	118,129	NM	(70)
Consumer and other - PCD (2)	1,620	2,216	2,326	2,645	2,675	(108)	(39)
Total loans, net of unearned income	$27,807,321	$26,800,290	$25,710,171	$25,304,659	$24,214,629	15%	15%
Mix:
Commercial
Commercial, industrial, and other	32%	31%	32%	33%	33%
Commercial, industrial, and other - PCD (2)	0	0	0	0	0
Commercial real estate
Construction and development	4	4	4	4	4
Non-construction	24	25	25	24	24
Commercial real estate - PCD (2)	1	1	0	1	1
Home equity	2	2	2	2	2
Home equity - PCD (2)	—	—	—	—	—
Residential real estate	5	5	5	4	4
Residential real estate - PCD (2)	0	0	0	0	0
Premium Finance receivables
Commercial insurance	13	13	13	13	12
Life insurance	18	18	18	18	18
Premium finance receivables - PCD (2)	1	1	1	1	1
Consumer and other	0	0	0	0	1
Consumer and other - PCD (2)	0	0	0	0	0
Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Annualized.

(2)
As a result of the adoption of ASU 2016-13, the Company transitioned all previously classified purchase credit impaired ("PCI") loans to purchased credit deteriorated ("PCD") loans effective January 1, 2020. For prior periods presented, the previously classified PCI loans are presented with the PCD loans in their respective class.

	Mar 31, 2020		Dec 31, 2019		Sep 30, 2019		Jun 30, 2019		Mar 31, 2019
		% of Total Balance		% of Total Balance		% of Total Balance		% of Total Balance		% of Total Balance
(Dollars in thousands)	Balance		Balance		Balance		Balance		Balance
Commercial real estate - collateral location by state:
Illinois	$6,171,606	75.4%	$6,176,353	77.0%	$5,654,827	75.9%	$5,505,290	75.7%	$5,331,784	76.5%
Wisconsin	793,145	9.7	744,975	9.3	744,577	10.0	740,288	10.2	758,097	10.9
Total primary markets	$6,964,751	85.1%	$6,921,328	86.3%	$6,399,404	85.9%	$6,245,578	85.9%	$6,089,881	87.4%
Indiana	249,680	3.1	218,963	2.7	193,350	2.6	179,977	2.5	175,350	2.5
Florida	126,786	1.5	114,629	1.4	80,120	1.1	60,343	0.8	55,528	0.8
Arizona	72,214	0.9	64,022	0.8	62,657	0.8	62,607	0.9	61,375	0.9
California	63,883	0.8	64,345	0.8	67,999	0.9	68,497	0.9	67,545	1.0
Other	708,217	8.6	636,989	8.0	645,137	8.7	659,242	9.0	523,826	7.4
Total commercial real estate	$8,185,531	100.0%	$8,020,276	100.0%	$7,448,667	100.0%	$7,276,244	100.0%	$6,973,505	100.0%

TABLE 2: DEPOSIT PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2019 (1)	Mar 31, 2019
Balance:
Non-interest bearing	$7,556,755	$7,216,758	$7,067,960	$6,719,958	$6,353,456	19%	19%
NOW and interest bearing demand deposits	3,181,159	3,093,159	2,966,098	2,788,976	2,948,576	11	8
Wealth management deposits (2)	3,936,968	3,123,063	2,795,838	3,220,256	3,328,781	105	18
Money market	8,114,659	7,854,189	7,326,899	6,460,098	6,093,596	13	33
Savings	3,282,340	3,196,698	2,934,348	2,823,904	2,729,626	11	20
Time certificates of deposit	5,389,779	5,623,271	5,619,236	5,505,623	5,350,707	(17)	1
Total deposits	$31,461,660	$30,107,138	$28,710,379	$27,518,815	$26,804,742	18%	17%
Mix:
Non-interest bearing	24%	24%	25%	24%	24%
NOW and interest bearing demand deposits	10	10	10	10	11
Wealth management deposits (2)	13	10	10	12	12
Money market	26	26	25	24	23
Savings	10	11	10	10	10
Time certificates of deposit	17	19	20	20	20
Total deposits	100%	100%	100%	100%	100%

(1)	Annualized.

(2)
Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wintrust Investments, CDEC, trust and asset management customers of the Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts.

TABLE 3: TIME CERTIFICATES OF DEPOSIT MATURITY/RE-PRICING ANALYSIS
As of March 31, 2020

(Dollars in thousands)	CDARs & Brokered Certificates of Deposit (1)	MaxSafe Certificates of Deposit (1)	Variable Rate Certificates of Deposit (2)	Other Fixed Rate Certificates of Deposit (1)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit (3)
1-3 months	$1,424	$22,260	$66,464	$1,270,123	$1,360,271	2.00%
4-6 months	1,686	23,324	—	627,255	652,265	1.88
7-9 months	609	20,482	—	506,943	528,034	1.70
10-12 months	—	9,319	—	762,874	772,193	1.98
13-18 months	1,401	18,348	—	1,503,823	1,523,572	2.31
19-24 months	—	6,631	—	368,831	375,462	2.00
24+ months	88	2,794	—	175,100	177,982	1.75
Total	$5,208	$103,158	$66,464	$5,214,949	$5,389,779	2.03%

(1)	This category of certificates of deposit is shown by contractual maturity date.

(2)	This category includes variable rate certificates of deposit and savings certificates with the majority repricing on at least a monthly basis.

(3)	Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

TABLE 4: QUARTERLY AVERAGE BALANCES

	Average Balance for three months ended,
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2020	2019	2019	2019	2019
Interest-bearing deposits with banks and cash equivalents (1)	$1,418,809	$2,206,251	$1,960,898	$893,332	$897,629
Investment securities (2)	4,780,709	3,909,699	3,410,090	3,653,580	3,630,577
FHLB and FRB stock	114,829	94,843	92,583	105,491	94,882
Liquidity management assets (6)	6,314,347	6,210,793	5,463,571	4,652,403	4,623,088
Other earning assets (3)(6)	19,166	18,353	17,809	15,719	13,591
Mortgage loans held-for-sale	403,262	381,878	379,870	281,732	188,190
Loans, net of unearned income (4)(6)	26,936,728	26,137,722	25,346,290	24,553,263	23,880,916
Total earning assets (6)	33,673,503	32,748,746	31,207,540	29,503,117	28,705,785
Allowance for loan and investment security losses (7)	(176,291)	(167,759)	(168,423)	(164,231)	(157,782)
Cash and due from banks	321,982	316,631	297,475	273,679	283,019
Other assets	2,806,296	2,747,572	2,618,000	2,443,204	2,385,149
Total assets	$36,625,490	$35,645,190	$33,954,592	$32,055,769	$31,216,171

NOW and interest bearing demand deposits	$3,113,733	$3,016,991	$2,912,961	$2,878,021	$2,803,338
Wealth management deposits	2,838,719	2,934,292	2,888,817	2,605,690	2,614,035
Money market accounts	7,990,775	7,647,635	6,956,755	6,095,285	5,915,525
Savings accounts	3,189,835	3,028,763	2,837,039	2,752,828	2,715,422
Time deposits	5,526,407	5,682,449	5,590,228	5,322,384	5,267,796
Interest-bearing deposits	22,659,469	22,310,130	21,185,800	19,654,208	19,316,116
Federal Home Loan Bank advances	951,613	596,594	574,833	869,812	594,335
Other borrowings	469,577	415,092	416,300	419,064	465,571
Subordinated notes	436,119	436,025	436,041	220,771	139,217
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total interest-bearing liabilities	24,770,344	24,011,407	22,866,540	21,417,421	20,768,805
Non-interest bearing deposits	7,235,177	7,128,166	6,776,786	6,487,627	6,444,378
Other liabilities	909,800	883,433	814,552	736,381	693,910
Equity	3,710,169	3,622,184	3,496,714	3,414,340	3,309,078
Total liabilities and shareholders’ equity	$36,625,490	$35,645,190	$33,954,592	$32,055,769	$31,216,171

Net free funds/contribution (5)	$8,903,159	$8,737,339	$8,341,000	$8,085,696	$7,936,980

(1)	Includes interest-bearing deposits from banks, federal funds sold and securities purchased under resale agreements.

(2)
Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include non-accrual loans.

(5)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(6)	See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 17 for additional information on this performance measure/ratio.

(7)	Effective January 1, 2020 this includes the allowance for investment security losses as a result of the adoption of ASU 2016-13, Financial Instruments - Credit Losses.

TABLE 5: QUARTERLY NET INTEREST INCOME

	Net Interest Income for three months ended,
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2020	2019	2019	2019	2019
Interest income:
Interest-bearing deposits with banks and cash equivalents	$4,854	$9,361	$10,636	$5,206	$5,300
Investment securities	33,018	28,184	25,332	28,290	28,521
FHLB and FRB stock	1,577	1,328	1,294	1,439	1,355
Liquidity management assets (2)	39,449	38,873	37,262	34,935	35,176
Other earning assets (2)	167	176	189	184	165
Mortgage loans held-for-sale	3,165	3,201	3,478	3,104	2,209
Loans, net of unearned income (2)	302,699	308,947	315,255	310,191	298,021
Total interest income	$345,480	$351,197	$356,184	$348,414	$335,571

Interest expense:
NOW and interest bearing demand deposits	$3,665	$4,622	$5,291	$5,553	$4,613
Wealth management deposits	6,935	7,867	9,163	7,091	7,000
Money market accounts	22,363	25,603	25,426	21,451	19,460
Savings accounts	5,790	6,145	5,622	4,959	4,249
Time deposits	28,682	30,487	30,666	27,970	25,654
Interest-bearing deposits	67,435	74,724	76,168	67,024	60,976
Federal Home Loan Bank advances	3,360	1,461	1,774	4,193	2,450
Other borrowings	3,546	3,273	3,466	3,525	3,633
Subordinated notes	5,472	5,504	5,470	2,806	1,775
Junior subordinated debentures	2,811	2,890	2,897	3,064	3,150
Total interest expense	$82,624	$87,852	$89,775	$80,612	$71,984

Less: Fully taxable-equivalent adjustment	(1,413)	(1,466)	(1,557)	(1,600)	(1,601)
Net interest income (GAAP) (1)	261,443	261,879	264,852	266,202	261,986
Fully taxable-equivalent adjustment	1,413	1,466	1,557	1,600	1,601
Net interest income, fully taxable-equivalent (non-GAAP) (1)	$262,856	$263,345	$266,409	$267,802	$263,587

(1)	See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 17 for additional information on this performance measure/ratio.

(2)
Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on the marginal federal corporate tax rate in effect as of the applicable period.

TABLE 6: QUARTERLY NET INTEREST MARGIN

	Net Interest Margin for three months ended,
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
Yield earned on:
Interest-bearing deposits with banks and cash equivalents	1.38%	1.68%	2.15%	2.34%	2.39%
Investment securities	2.78	2.86	2.95	3.11	3.19
FHLB and FRB stock	5.52	5.55	5.55	5.47	5.79
Liquidity management assets	2.51	2.48	2.71	3.01	3.09
Other earning assets	3.50	3.83	4.20	4.68	4.91
Mortgage loans held-for-sale	3.16	3.33	3.63	4.42	4.76
Loans, net of unearned income	4.52	4.69	4.93	5.07	5.06
Total earning assets	4.13%	4.25%	4.53%	4.74%	4.74%

Rate paid on:
NOW and interest bearing demand deposits	0.47%	0.61%	0.72%	0.77%	0.67%
Wealth management deposits	0.98	1.06	1.26	1.09	1.09
Money market accounts	1.13	1.33	1.45	1.41	1.33
Savings accounts	0.73	0.80	0.79	0.72	0.63
Time deposits	2.09	2.13	2.18	2.11	1.98
Interest-bearing deposits	1.20	1.33	1.43	1.37	1.29
Federal Home Loan Bank advances	1.42	0.97	1.22	1.93	1.67
Other borrowings	3.04	3.13	3.30	3.37	3.16
Subordinated notes	5.02	5.05	5.02	5.08	5.10
Junior subordinated debentures	4.39	4.46	4.47	4.78	4.97
Total interest-bearing liabilities	1.34%	1.45%	1.56%	1.51%	1.40%

Interest rate spread (1)(3)	2.79%	2.80%	2.97%	3.23%	3.34%
Less: Fully taxable-equivalent adjustment	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)
Net free funds/contribution (2)	0.35	0.39	0.42	0.41	0.38
Net interest margin (GAAP) (3)	3.12%	3.17%	3.37%	3.62%	3.70%
Fully taxable-equivalent adjustment	0.02	0.02	0.02	0.02	0.02
Net interest margin, fully taxable-equivalent (non-GAAP) (3)	3.14%	3.19%	3.39%	3.64%	3.72%

(1)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(2)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(3)	See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 17 for additional information on this performance measure/ratio.

TABLE 7: INTEREST RATE SENSITIVITY

As an ongoing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on net interest income. Management measures its exposure to changes in interest rates by modeling many different interest rate scenarios.

The following interest rate scenarios display the percentage change in net interest income over a one-year time horizon assuming increases of 100 and 200 basis points and a decrease of 100 basis points. The Static Shock Scenario results incorporate actual cash flows and repricing characteristics for balance sheet instruments following an instantaneous, parallel change in market rates based upon a static (i.e. no growth or constant) balance sheet. Conversely, the Ramp Scenario results incorporate management’s projections of future volume and pricing of each of the product lines following a gradual, parallel change in market rates over twelve months. Actual results may differ from these simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies. The interest rate sensitivity for both the Static Shock and Ramp Scenario is as follows:

Static Shock Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
Mar 31, 2020	22.5%	10.6%	(9.4)%
Dec 31, 2019	18.6	9.7	(10.9)
Sep 30, 2019	20.7	10.5	(11.9)
Jun 30, 2019	17.3	8.9	(10.2)
Mar 31, 2019	14.9	7.8	(8.5)

Ramp Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
Mar 31, 2020	7.7%	3.7%	(3.8)%
Dec 31, 2019	9.3	4.8	(5.0)
Sep 30, 2019	10.1	5.2	(5.6)
Jun 30, 2019	8.3	4.3	(4.6)
Mar 31, 2019	6.7	3.5	(3.3)

TABLE 8: MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES

	Loans repricing or maturity period
As of March 31, 2020	One year or less	From one to five years	Over five years
(In thousands)				Total

Commercial
Fixed rate	$295,238	$1,747,321	$808,067	$2,850,626
Variable rate	6,153,781	21,347	132	6,175,260
Total commercial	$6,449,019	$1,768,668	$808,199	$9,025,886
Commercial real estate
Fixed rate	518,259	2,242,979	434,901	3,196,139
Variable rate	4,952,584	36,808	—	4,989,392
Total commercial real estate	$5,470,843	$2,279,787	$434,901	$8,185,531
Home equity
Fixed rate	24,813	4,070	570	29,453
Variable rate	465,202	—	—	465,202
Total home equity	$490,015	$4,070	$570	$494,655
Residential real estate
Fixed rate	40,814	15,607	398,189	454,610
Variable rate	90,205	338,495	494,079	922,779
Total residential real estate	$131,019	$354,102	$892,268	$1,377,389
Premium finance receivables - commercial
Fixed rate	3,378,077	86,978	—	3,465,055
Variable rate	—	—	—	—
Total premium finance receivables - commercial	$3,378,077	$86,978	$—	$3,465,055
Premium finance receivables - life insurance
Fixed rate	16,164	142,886	23,785	182,835
Variable rate	5,038,804	—	—	5,038,804
Total premium finance receivables - life insurance	$5,054,968	$142,886	$23,785	$5,221,639
Consumer and other
Fixed rate	8,478	8,304	1,669	18,451
Variable rate	18,715	—	—	18,715
Total consumer and other	$27,193	$8,304	$1,669	$37,166

Total per category
Fixed rate	4,281,843	4,248,145	1,667,181	10,197,169
Variable rate	16,719,291	396,650	494,211	17,610,152
Total loans, net of unearned income	$21,001,134	$4,644,795	$2,161,392	$27,807,321

Variable Rate Loan Pricing by Index:
Prime				$2,431,566
One- month LIBOR				8,888,190
Three- month LIBOR				332,833
Twelve- month LIBOR				5,696,796
Other				260,767
Total variable rate				$17,610,152

1M LIBOR
3M LIBOR
12M LIBOR
PRIME
LIBOR
PRIME
3.00
2.80
2.60
2.40
2.20
2.00
1.80
1.60
1.40
1.20
1.00
0.80
0.60
0.40
7.00
6.50
6.00
5.50
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
3/31/19
4/30/19
5/31/19
6/30/19
7/31/19
8/31/19
9/30/19
10/31/19
11/30/19
12/31/19
1/31/20
2/29/20
3/31/20

	3/31/2019	4/30/2019	5/31/2019	6/30/2019	7/31/2019	8/31/2019	9/30/2019	10/31/2019	11/30/2019	12/31/2019	1/31/2020	2/29/2020	3/31/2020
1M Libor	2.49	2.48	2.43	2.40	2.22	2.09	2.02	1.78	1.70	1.76	1.66	1.52	0.99
3M Libor	2.60	2.58	2.50	2.32	2.27	2.14	2.09	1.90	1.91	1.91	1.75	1.46	1.45
12M Libor	2.71	2.72	2.51	2.18	2.19	1.97	2.03	1.96	1.95	2.00	1.81	1.38	1.00
Prime	5.50	5.50	5.50	5.50	5.50	5.25	5.00	4.75	4.75	4.75	4.75	4.75	3.25

Source: Bloomberg

As noted in the table on the previous page, the majority of the Company’s portfolio is tied to LIBOR indices which, as shown in the table above, do not mirror the same changes as the Prime rate which has historically moved when the Federal Reserve raises or lowers interest rates.  Specifically, the Company has $8.9 billion of variable rate loans tied to one-month LIBOR and $5.7 billion of variable rate loans tied to twelve-month LIBOR. The above chart shows:

	Basis Points (bps) Change in
	Prime		1-month LIBOR		12-month LIBOR
First Quarter 2020	-150	bps	-77	bps	-100	bps
Fourth Quarter 2019	-25		-26		-3
Third Quarter 2019	-50		-38		-15
Second Quarter 2019	0		-9		-53
First Quarter 2019	0		-1		-30

TABLE 9: ALLOWANCE FOR CREDIT LOSSES

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2020	2019	2019	2019	2019
Allowance for credit losses at beginning of period	$158,461	$163,273	$161,901	$159,622	$154,164
Cumulative effect adjustment from the adoption of ASU 2016-13	47,418	—	—	—	—
Provision for credit losses	52,961	7,826	10,834	24,580	10,624
Other adjustments	(73)	30	(13)	(11)	(27)
Charge-offs:
Commercial	2,153	11,222	6,775	17,380	503
Commercial real estate	85	533	809	326	3,734
Home equity	1,001	1,330	1,594	690	88
Residential real estate	356	483	25	287	3
Premium finance receivables	3,184	3,817	1,866	5,009	2,210
Consumer and other	128	167	117	136	102
PCD (1)	530	—	—	—	—
Total charge-offs	7,437	17,552	11,186	23,828	6,640
Recoveries:
Commercial	356	1,871	367	289	318
Commercial real estate	79	1,404	385	247	480
Home equity	294	166	183	68	62
Residential real estate	60	50	203	140	29
Premium finance receivables	1,110	1,350	563	734	556
Consumer and other	39	43	36	60	56
PCD (1)	214	—	—	—	—
Total recoveries	2,152	4,884	1,737	1,538	1,501
Net charge-offs	(5,285)	(12,668)	(9,449)	(22,290)	(5,139)
Allowance for credit losses at period end	$253,482	$158,461	$163,273	$161,901	$159,622

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.09%	0.46%	0.31%	0.85%	0.01%
Commercial real estate	0.00	(0.04)	0.02	0.00	0.19
Home equity	0.57	0.89	1.08	0.47	0.02
Residential real estate	0.10	0.14	(0.07)	0.06	(0.01)
Premium finance receivables	0.10	0.28	0.15	0.55	0.23
Consumer and other	0.59	0.41	0.27	0.30	0.16
PCD (1)	0.32	—	—	—	—
Total loans, net of unearned income	0.08%	0.19%	0.15%	0.36%	0.09%

Net charge-offs as a percentage of the provision for credit losses	9.98%	161.87%	87.22%	90.68%	48.37%
Loans at period-end	$27,807,321	$26,800,290	$25,710,171	$25,304,659	$24,214,629
Allowance for loan losses as a percentage of loans at period end	0.78%	0.59%	0.63%	0.63%	0.65%
Allowance for loan and unfunded lending-related commitment losses as a percentage of loans at period end	0.91	0.59	0.64	0.64	0.66

(1)
As a result of the adoption of ASU 2016-13, the Company transitioned all previously classified PCI loans to PCD loans effective January 1, 2020. For prior periods presented, the previously classified PCI charge-offs and recoveries are presented with the non-PCI charge-offs and recoveries in their respective class.

TABLE 10: ALLOWANCE AND PROVISON FOR CREDIT LOSSES BY COMPONENT

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2020	2019	2019	2019	2019
Provision for loan losses	$50,396	$7,704	$10,804	$24,510	$10,608
Provision for unfunded lending-related commitments losses	2,569	122	30	70	16
Provision for held-to-maturity securities losses	(4)	—	—	—	—
Provision for credit losses	$52,961	$7,826	$10,834	$24,580	$10,624

Allowance for loan losses	$216,050	156,828	161,763	$160,421	$158,212
Allowance for unfunded lending-related commitments losses	37,362	1,633	1,510	1,480	1,410
Allowance for held-to-maturity securities losses	70	—	—	—	—
Allowance for credit losses	$253,482	$158,461	$163,273	$161,901	$159,622

TABLE 11: ALLOWANCE BY LOAN PORTFOLIO

The table below summarizes the calculation of allowance for loan losses and allowance for unfunded lending-related commitments losses for the Company’s core, niche and consumer and purchased loan portfolios, as of March 31, 2020 and December 31, 2019.

	As of March 31, 2020			As of December 31, 2019
(Dollars in thousands)	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance
Commercial: (1)
Commercial, industrial and other	$8,888,342	$104,754	1.18%	$8,121,584	$64,829	0.80%
Commercial real estate: (1)
Construction and development	1,113,863	31,687	2.84	1,075,545	16,418	1.53
Non-construction	6,388,142	68,914	1.08	6,199,042	51,935	0.84
Home equity (1)	451,804	11,844	2.62	469,498	3,860	0.82
Residential real estate (1)	1,274,351	11,621	0.91	1,246,829	9,736	0.78
Total core loan portfolio	$18,116,502	$228,820	1.26%	$17,112,498	$146,778	0.86%
Premium finance receivables (1)
Commercial insurance loans	$3,465,055	$7,426	0.21	$3,442,027	$8,132	0.24%
Life insurance loans	5,084,695	454	0.01	4,935,321	1,515	0.03
Consumer and other (1)	34,111	331	0.97	107,053	1,704	1.59
Total niche and consumer loan portfolio	$8,583,861	$8,211	0.10%	$8,484,401	$11,351	0.13%
Purchased commercial (2)	$137,544	$2,592	1.88	$164,336	$91	0.06%
Purchased commercial real estate (2)	683,526	12,195	1.78	745,689	158	0.02
Purchased home equity (2)	42,851	550	1.28	43,568	18	0.04
Purchased residential real estate (2)	103,038	929	0.90	107,392	64	0.06
Purchased life insurance loans (2)	136,944	—	—	139,281	—	—
Purchased consumer and other (2)	3,055	115	3.76	3,125	1	0.03
Total purchased loan portfolio	$1,106,958	$16,381	1.48	$1,203,391	$332	0.03%
Total loans, net of unearned income	$27,807,321	$253,412	0.91	$26,800,290	158,461	0.59%

(1)	As a result of the adoption of ASU 2016-13, the Company transitioned all previously classified PCI loans to PCD loans effective January 1, 2020. Excludes PCD loans.

(2)	Includes PCD loans.

TABLE 12: LOAN PORTFOLIO AGING

	As of March 31, 2020			December 31, 2019
(Dollars in thousands)	Non-PCD	PCD (1)	Total Loans	Non-PCD	PCD (1)	Total Loans
Loan Balances:
Commercial
Nonaccrual	$47,661	$2,255	$49,916	$37,224	$—	$37,224
90+ days and still accruing	3	1,238	1,241	—	1,855	1,855
60-89 days past due	8,541	332	8,873	2,852	423	3,275
30-59 days past due	86,129	—	86,129	70,010	7,314	77,324
Current	8,857,394	22,333	8,879,727	8,147,528	18,714	8,166,242
Total Commercial	$8,999,728	$26,158	$9,025,886	$8,257,614	$28,306	$8,285,920
Commercial real estate
Nonaccrual	$36,904	$25,926	$62,830	$26,113	$—	$26,113
90+ days and still accruing	516	—	516	—	14,946	14,946
60-89 days past due	7,415	2,797	10,212	23,573	7,973	31,546
30-59 days past due	65,578	9,490	75,068	66,442	31,125	97,567
Current	7,863,567	173,338	8,036,905	7,666,708	183,396	7,850,104
Total Commercial real estate	$7,973,980	$211,551	$8,185,531	$7,782,836	$237,440	$8,020,276
Home equity
Nonaccrual	$7,243	$—	$7,243	$7,363	$—	$7,363
90+ days and still accruing	—	—	—	—	—	—
60-89 days past due	214	—	214	454	—	454
30-59 days past due	2,096	—	2,096	3,533	—	3,533
Current	485,102	—	485,102	501,716	—	501,716
Total Home equity	$494,655	$—	$494,655	$513,066	$—	$513,066
Residential real estate
Nonaccrual	$13,132	$5,833	$18,965	$13,797	$—	$13,797
90+ days and still accruing	605	—	605	—	5,771	5,771
60-89 days past due	345	—	345	2,474	615	3,089
30-59 days past due	26,437	2,546	28,983	16,664	1,377	18,041
Current	1,319,452	9,039	1,328,491	1,303,158	10,365	1,313,523
Total Residential real estate	$1,359,971	$17,418	$1,377,389	$1,336,093	$18,128	$1,354,221
Premium finance receivables
Nonaccrual	$21,058	$—	$21,058	$21,180	$—	$21,180
90+ days and still accruing	16,505	—	16,505	11,517	—	11,517
60-89 days past due	12,730	—	12,730	12,119	—	12,119
30-59 days past due	70,185	—	70,185	51,342	—	51,342
Current	8,429,272	136,944	8,566,216	8,281,189	139,282	8,420,471
Total Premium finance receivables	$8,549,750	$136,944	$8,686,694	$8,377,347	$139,282	$8,516,629
Consumer and other
Nonaccrual	$232	$171	$403	$231	$—	$231
90+ days and still accruing	78	—	78	163	124	287
60-89 days past due	607	18	625	40	—	40
30-59 days past due	188	19	207	344	—	344
Current	34,441	1,412	35,853	107,184	2,092	109,276
Total Consumer and other	$35,546	$1,620	$37,166	$107,962	$2,216	$110,178
Total loans, net of unearned income
Nonaccrual	$126,230	$34,185	$160,415	$105,908	$—	$105,908
90+ days and still accruing	17,707	1,238	18,945	11,680	22,696	34,376
60-89 days past due	29,852	3,147	32,999	41,512	9,011	50,523
30-59 days past due	250,613	12,055	262,668	208,335	39,816	248,151
Current	26,989,228	343,066	27,332,294	26,007,483	353,849	26,361,332
Total loans, net of unearned income	$27,413,630	$393,691	$27,807,321	$26,374,918	$425,372	$26,800,290

(1)
As a result of the adoption of ASU 2016-13, the Company transitioned all previously classified PCI loans to PCD loans effective January 1, 2020. For prior periods presented, the previously classified PCI loans are presented with the PCD loans in their respective class.

TABLE 13: NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")

	Mar 31,		Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2020		2019	2019	2019	2019
Loans past due greater than 90 days and still accruing (1):	Non-PCD	PCD(2)
Commercial	$3	$1,238	$—	$—	$488	$—
Commercial real estate	516	—	—	—	—	—
Home equity	—	—	—	—	—	—
Residential real estate	605	—	—	—	—	30
Premium finance receivables	16,505	—	11,517	10,612	6,940	6,726
Consumer and other	78	—	163	53	172	218
Total loans past due greater than 90 days and still accruing	17,707	1,238	11,680	10,665	7,600	6,974
Non-accrual loans:
Commercial	47,661	2,255	37,224	43,931	47,604	55,792
Commercial real estate	36,904	25,926	26,113	21,557	20,875	15,933
Home equity	7,243	—	7,363	7,920	8,489	7,885
Residential real estate	13,132	5,833	13,797	13,447	14,236	15,879
Premium finance receivables	21,058	—	21,180	16,540	14,423	14,797
Consumer and other	232	171	231	224	220	326
Total non-accrual loans	126,230	34,185	105,908	103,619	105,847	110,612
Total non-performing loans:
Commercial	47,664	3,493	37,224	43,931	48,092	55,792
Commercial real estate	37,420	25,926	26,113	21,557	20,875	15,933
Home equity	7,243	—	7,363	7,920	8,489	7,885
Residential real estate	13,737	5,833	13,797	13,447	14,236	15,909
Premium finance receivables	37,563	—	32,697	27,152	21,363	21,523
Consumer and other	310	171	394	277	392	544
Total non-performing loans	$143,937	$35,423	$117,588	$114,284	$113,447	$117,586
Other real estate owned	2,701	—	5,208	8,584	9,920	9,154
Other real estate owned - from acquisitions	8,325	—	9,963	8,898	9,917	12,366
Other repossessed assets	—	—	4	257	263	270
Total non-performing assets	$154,963	$35,423	$132,763	$132,023	$133,547	$139,376
Accruing TDRs not included within non-performing assets	$46,995	$54	$36,725	$45,178	$45,862	$48,305
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.53%	13.35%	0.45%	0.54%	0.58%	0.70%
Commercial real estate	0.47	12.26	0.33	0.29	0.29	0.23
Home equity	1.46	—	1.44	1.55	1.61	1.49
Residential real estate	1.01	33.49	1.02	1.10	1.27	1.51
Premium finance receivables	0.44	—	0.39	0.34	0.27	0.29
Consumer and other	0.87	10.56	0.36	0.31	0.36	0.45
Total loans, net of unearned income	0.53%	9.00%	0.44%	0.44%	0.45%	0.49%
Total non-performing assets as a percentage of total assets	0.49%		0.36%	0.38%	0.40%	0.43%
Allowance for loan losses as a percentage of total non-performing loans	120.46%		133.37%	141.54%	141.41%	134.55%

(1)	As of March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019, and March 31, 2019, no TDRs were past due greater than 90 days and still accruing interest.

(2)	As a result of the adoption of ASU 2016-13, the Company transitioned all previously classified PCI loans to PCD loans effective January 1, 2020.

Non-performing Loans Rollforward

	Three Months Ended
	Mar 31,		Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2020		2019	2019	2019	2019
	Non-PCD	PCD(2)
Balance at beginning of period	$117,588	$—	$114,284	$113,447	$117,586	$113,234
Additions, net	30,390	1,805	30,977	20,781	20,567	24,030
Additions from the adoption of ASU 2016-13	—	37,285	—	—	—	—
Return to performing status	(317)	(169)	(243)	(407)	(47)	(14,077)
Payments received	(4,451)	(3,498)	(19,380)	(16,326)	(5,438)	(4,024)
Transfer to OREO and other repossessed assets	(1,297)	—	—	(1,493)	(1,486)	(82)
Charge-offs	(2,551)	—	(11,798)	(6,984)	(16,817)	(3,992)
Net change for niche loans (1)	4,575	—	3,748	5,266	(918)	2,497
Balance at end of period	$143,937	$35,423	$117,588	$114,284	$113,447	$117,586

(1)	This includes activity for premium finance receivables and indirect consumer loans.

(2)	As a result of the adoption of ASU 2016-13, the Company transitioned all previously classified PCI loans to PCD loans effective January 1, 2020.

TDRs

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2020	2019	2019	2019	2019
Accruing TDRs:
Commercial	$6,500	$4,905	$14,099	$15,923	$19,650
Commercial real estate	18,043	9,754	10,370	12,646	14,123
Residential real estate and other	22,506	22,066	20,709	17,293	14,532
Total accrual	$47,049	$36,725	$45,178	$45,862	$48,305
Non-accrual TDRs: (1)
Commercial	$17,206	$13,834	$7,451	$21,850	$34,390
Commercial real estate	14,420	7,119	7,673	2,854	1,517
Residential real estate and other	4,962	6,158	6,006	5,435	4,150
Total non-accrual	$36,588	$27,111	$21,130	$30,139	$40,057
Total TDRs:
Commercial	$23,706	$18,739	$21,550	$37,773	$54,040
Commercial real estate	32,463	16,873	18,043	15,500	15,640
Residential real estate and other	27,468	28,224	26,715	22,728	18,682
Total TDRs	$83,637	$63,836	$66,308	$76,001	$88,362

(1)	Included in total non-performing loans.

Other Real Estate Owned

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2020	2019	2019	2019	2019
Balance at beginning of period	$15,171	$17,482	$19,837	$21,520	$24,820
Disposals/resolved	(4,793)	(4,860)	(4,501)	(2,397)	(2,758)
Transfers in at fair value, less costs to sell	954	936	3,008	1,746	32
Additions from acquisition	—	2,179	—	—	—
Fair value adjustments	(306)	(566)	(862)	(1,032)	(574)
Balance at end of period	$11,026	$15,171	$17,482	$19,837	$21,520

	Period End
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Balance by Property Type:	2020	2019	2019	2019	2019
Residential real estate	$1,684	$1,016	$1,250	$1,312	$3,037
Residential real estate development	—	810	1,282	1,282	1,139
Commercial real estate	9,342	13,345	14,950	17,243	17,344
Total	$11,026	$15,171	$17,482	$19,837	$21,520

TABLE 14: NON-INTEREST INCOME

	Three Months Ended					Q1 2020 compared to Q4 2019		Q1 2020 compared to Q1 2019
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2020	2019	2019	2019	2019	$ Change	% Change	$ Change	% Change
Brokerage	$5,281	$4,859	$4,686	$4,764	$4,516	$422	9%	$765	17%
Trust and asset management	20,660	20,140	19,313	19,375	19,461	520	3	1,199	6
Total wealth management	25,941	24,999	23,999	24,139	23,977	942	4	1,964	8
Mortgage banking	48,326	47,860	50,864	37,411	18,158	466	1	30,168	NM
Service charges on deposit accounts	11,265	10,973	9,972	9,277	8,848	292	3	2,417	27
(Losses) gains on investment securities, net	(4,359)	587	710	864	1,364	(4,946)	NM	(5,723)	NM
Fees from covered call options	2,292	1,243	—	643	1,784	1,049	84	508	28
Trading (losses) gains, net	(451)	46	11	(44)	(171)	(497)	NM	(280)	NM
Operating lease income, net	11,984	12,487	12,025	11,733	10,796	(503)	(4)	1,188	11
Other:
Interest rate swap fees	6,066	2,206	4,811	3,224	2,831	3,860	NM	3,235	NM
BOLI	(1,284)	1,377	830	1,149	1,591	(2,661)	NM	(2,875)	NM
Administrative services	1,112	1,072	1,086	1,009	1,030	40	4	82	8
Foreign currency remeasurement (losses) gains	(151)	261	(55)	113	464	(412)	NM	(615)	NM
Early pay-offs of capital leases	74	24	6	—	5	50	NM	69	NM
Miscellaneous	12,427	9,085	10,878	8,640	10,980	3,342	37	1,447	13
Total Other	18,244	14,025	17,556	14,135	16,901	4,219	30	1,343	8
Total Non-Interest Income	$113,242	$112,220	$115,137	$98,158	$81,657	$1,022	1%	$31,585	39%
NM - Not meaningful.

TABLE 15: MORTGAGE BANKING

	Three Months Ended
(Dollars in thousands)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
Originations and Commitments:
Retail originations	$773,144	$782,122	$913,631	$669,510	$365,602
Correspondent originations	—	4,024	50,639	182,966	148,100
Veterans First originations	442,957	459,236	456,005	301,324	164,762
Total originations for sale (A)	$1,216,101	$1,245,382	$1,420,275	$1,153,800	$678,464
Originations for investment	73,727	105,911	154,897	106,237	93,689
Total originations	$1,289,828	$1,351,293	$1,575,172	$1,260,037	$772,153

Purchases as a percentage of originations for sale	37%	40%	48%	63%	67%
Refinances as a percentage of originations for sale	63	60	52	37	33
Total	100%	100%	100%	100%	100%

Mandatory commitments to fund originations for sale (1)	$1,375,162	$372,357	$433,009	$475,618	$285,917

Production Margin:
Production revenue (B) (2)	$31,964	$35,600	$39,881	$29,905	$16,942
Production margin (B / A)	2.63%	2.86%	2.81%	2.59%	2.50%

Mortgage Servicing:
Loans serviced for others (C)	$8,314,634	$8,243,251	$7,901,045	$7,515,186	$7,014,269
MSRs, at fair value (D)	73,504	85,638	75,585	72,850	71,022
Percentage of MSRs to loans serviced for others (D / C)	0.88%	1.04%	0.96%	0.97%	1.01%
Servicing income	$7,031	$6,247	$5,989	$5,460	$5,460

Components of MSRs:
MSR - current period capitalization	$9,447	$14,532	$14,029	$9,802	$6,580
MSR - collection of expected cash flows - paydowns	(547)	(483)	(456)	(457)	(505)
MSR - collection of expected cash flows - payoffs	(6,476)	(6,325)	(6,781)	(3,619)	(1,492)
Valuation:
MSR - changes in fair value model assumptions	(14,557)	2,329	(4,058)	(4,305)	(8,744)
Gain (loss) on derivative contract held as an economic hedge, net	4,160	(483)	82	920	—
MSR valuation adjustment, net of (loss)/gain on derivative contract held as an economic hedge	$(10,397)	$1,846	$(3,976)	$(3,385)	$(8,744)

(1)	Certain volume adjusted for the estimated pull-through rate of the loan, which represents the Company’s best estimate of the likelihood that a committed loan will ultimately fund.

(2)
Production revenue represents revenue earned from the origination and subsequent sale of mortgages, including gains on loans sold and fees from originations, processing and other related activities, and excludes servicing fees, changes in the fair value of servicing rights. Excludes changes to the mortgage recourse obligation, derivative income from interest rate lock commitments and other non-production revenue.

TABLE 16: NON-INTEREST EXPENSE

	Three Months Ended					Q1 2020 compared to Q4 2019		Q1 2020 compared to Q1 2019
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2020	2019	2019	2019	2019	$ Change	% Change	$ Change	% Change
Salaries and employee benefits:
Salaries	$81,286	$82,888	$78,067	$75,360	$74,037	$(1,602)	(2)%	$7,249	10%
Commissions and incentive compensation	31,575	40,226	40,289	36,486	31,599	(8,651)	(22)	(24)	—
Benefits	23,901	22,827	22,668	21,886	20,087	1,074	5	3,814	19
Total salaries and employee benefits	136,762	145,941	141,024	133,732	125,723	(9,179)	(6)	11,039	9
Equipment	14,834	14,485	13,314	12,759	11,770	349	2	3,064	26
Operating lease equipment	9,260	9,766	8,907	8,768	8,319	(506)	(5)	941	11
Occupancy, net	17,547	17,132	14,991	15,921	16,245	415	2	1,302	8
Data processing	8,373	7,569	6,522	6,204	7,525	804	11	848	11
Advertising and marketing	10,862	12,517	13,375	12,845	9,858	(1,655)	(13)	1,004	10
Professional fees	6,721	7,650	8,037	6,228	5,556	(929)	(12)	1,165	21
Amortization of other intangible assets	2,863	3,017	2,928	2,957	2,942	(154)	(5)	(79)	(3)
FDIC insurance	4,135	1,348	148	4,127	3,576	2,787	NM	559	16
OREO expense, net	(876)	536	1,170	1,290	632	(1,412)	NM	(1,508)	NM
Other:
Commissions - 3rd party brokers	865	717	734	749	718	148	21	147	20
Postage	1,949	2,220	2,321	2,606	2,450	(271)	(12)	(501)	(20)
Miscellaneous	21,346	26,693	21,083	21,421	19,060	(5,347)	(20)	2,286	12
Total other	24,160	29,630	24,138	24,776	22,228	(5,470)	(18)	1,932	9
Total Non-Interest Expense	$234,641	$249,591	$234,554	$229,607	$214,374	$(14,950)	(6)%	$20,267	9%
NM - Not meaningful.

TABLE 17: SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), taxable-equivalent net interest margin (including its individual components), the taxable-equivalent efficiency ratio, tangible common equity ratio, tangible book value per common share, return on average tangible common equity, pre-tax income, excluding provision for credit losses and pre-tax income, excluding provision for credit losses and MSR valuation adjustment. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the Company's interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis using tax rates effective as of the end of the period. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a fully taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. The Company references the return on average tangible common equity as a measurement of profitability. Management considers pre-tax income, excluding provision for credit losses and pre-tax income, excluding provision for credit losses and MSR valuation adjustment as useful measurements of the Company's core net income.

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars and shares in thousands)	2020	2019	2019	2019	2019
Reconciliation of Non-GAAP Net Interest Margin and Efficiency Ratio:
(A) Interest Income (GAAP)	$344,067	$349,731	$354,627	$346,814	$333,970
Taxable-equivalent adjustment:
- Loans	860	892	978	1,031	1,034
- Liquidity Management Assets	551	573	574	568	565
- Other Earning Assets	2	1	5	1	2
(B) Interest Income (non-GAAP)	$345,480	$351,197	$356,184	$348,414	$335,571
(C) Interest Expense (GAAP)	$82,624	$87,852	$89,775	$80,612	$71,984
(D) Net Interest Income (GAAP) (A minus C)	$261,443	$261,879	$264,852	$266,202	$261,986
(E) Net Interest Income (non-GAAP) (B minus C)	$262,856	$263,345	$266,409	$267,802	$263,587
Net interest margin (GAAP)	3.12%	3.17%	3.37%	3.62%	3.70%
Net interest margin, fully taxable-equivalent (non-GAAP)	3.14%	3.19%	3.39%	3.64%	3.72%
(F) Non-interest income	$113,242	$112,220	$115,137	$98,158	$81,657
(G) (Losses) gains on investment securities, net	(4,359)	587	710	864	1,364
(H) Non-interest expense	234,641	249,591	234,554	229,607	214,374
Efficiency ratio (H/(D+F-G))	61.90%	66.82%	61.84%	63.17%	62.63%
Efficiency ratio (non-GAAP) (H/(E+F-G))	61.67%	66.56%	61.59%	62.89%	62.34%

Reconciliation of Non-GAAP Tangible Common Equity Ratio:
Total shareholders’ equity (GAAP)	$3,700,393	$3,691,250	$3,540,325	$3,446,950	$3,371,972
Less: Non-convertible preferred stock (GAAP)	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)
Less: Intangible assets (GAAP)	(687,626)	(692,277)	(627,972)	(631,499)	(620,224)
(I) Total tangible common shareholders’ equity (non-GAAP)	$2,887,767	$2,873,973	$2,787,353	$2,690,451	$2,626,748
(J) Total assets (GAAP)	$38,799,847	$36,620,583	$34,911,902	$33,641,769	$32,358,621
Less: Intangible assets (GAAP)	(687,626)	(692,277)	(627,972)	(631,499)	(620,224)
(K) Total tangible assets (non-GAAP)	$38,112,221	$35,928,306	$34,283,930	$33,010,270	$31,738,397
Common equity to assets ratio (GAAP) (L/J)	9.2%	9.7%	9.8%	9.9%	10.0%
Tangible common equity ratio (non-GAAP) (I/K)	7.6%	8.0%	8.1%	8.2%	8.3%

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars and shares in thousands)	2020	2019	2019	2019	2019
Reconciliation of Non-GAAP Tangible Book Value per Common Share:
Total shareholders’ equity	$3,700,393	$3,691,250	$3,540,325	$3,446,950	$3,371,972
Less: Preferred stock	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)
(L) Total common equity	$3,575,393	$3,566,250	$3,415,325	$3,321,950	$3,246,972
(M) Actual common shares outstanding	57,545	57,822	56,698	56,668	56,639
Book value per common share (L/M)	$62.13	$61.68	$60.24	$58.62	$57.33
Tangible book value per common share (non-GAAP) (I/M)	$50.18	$49.70	$49.16	$47.48	$46.38

Reconciliation of Non-GAAP Return on Average Tangible Common Equity:
(N) Net income applicable to common shares	$60,762	$83,914	$97,071	$79,416	$87,096
Add: Intangible asset amortization	2,863	3,017	2,928	2,957	2,942
Less: Tax effect of intangible asset amortization	(799)	(793)	(773)	(771)	(731)
After-tax intangible asset amortization	2,064	2,224	2,155	2,186	2,211
(O) Tangible net income applicable to common shares (non-GAAP)	$62,826	$86,138	$99,226	$81,602	$89,307
Total average shareholders' equity	$3,710,169	$3,622,184	$3,496,714	$3,414,340	$3,309,078
Less: Average preferred stock	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)
(P) Total average common shareholders' equity	$3,585,169	$3,497,184	$3,371,714	$3,289,340	$3,184,078
Less: Average intangible assets	(690,777)	(689,286)	(630,279)	(624,794)	(622,240)
(Q) Total average tangible common shareholders’ equity (non-GAAP)	$2,894,392	$2,807,898	$2,741,435	$2,664,546	$2,561,838
Return on average common equity, annualized (N/P)	6.82%	9.52%	11.42%	9.68%	11.09%
Return on average tangible common equity, annualized (non-GAAP) (O/Q)	8.73%	12.17%	14.36%	12.28%	14.14%

Reconciliation of Non-GAAP Pre-Tax, Pre-Provision Income and Pre-Tax, Pre-Provision, Pre-MSR Adjustment Income:
Income before taxes	$87,083	$116,682	$134,601	$110,173	$118,645
Add: Provision for credit losses	52,961	7,826	10,834	24,580	10,624
Pre-tax income, excluding provision for credit losses (non-GAAP)	$140,044	$124,508	$145,435	$134,753	$129,269
Less: MSR valuation adjustment, net of (loss)/gain on derivative contract held as an economic hedge	$(10,397)	$1,846	$(3,976)	$(3,385)	$(8,744)
Pre-tax income, excluding provision for credit losses and MSR valuation adjustments (non-GAAP)	$150,441	$122,662	$149,411	$138,138	$138,013

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, N.A., Hinsdale Bank & Trust Company, N.A., Wintrust Bank, N.A., in Chicago, Libertyville Bank & Trust Company, N.A., Barrington Bank & Trust Company, N.A., Crystal Lake Bank & Trust Company, N.A., Northbrook Bank & Trust Company, N.A., Schaumburg Bank & Trust Company, N.A., Village Bank & Trust, N.A., in Arlington Heights, Beverly Bank & Trust Company, N.A. in Chicago, Wheaton Bank & Trust Company, N.A., State Bank of The Lakes, N.A., in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company, N.A. and Town Bank, N.A., in Hartland, Wisconsin.

In addition to the locations noted above, the banks also operate facilities in Illinois in Addison, Algonquin, Aurora, Bloomingdale, Buffalo Grove, Burbank, Cary, Clarendon Hills, Crete, Countryside, Darien, Deerfield, Des Plaines, Downers Grove, Elgin, Elk Grove Village, Elmhurst, Evanston, Evergreen Park, Frankfort, Geneva, Glen Ellyn, Glencoe, Glenview, Gurnee, Grayslake, Hanover Park, Highland Park, Highwood, Hoffman Estates, Homer Glen, Island Lake, Itasca, Joliet, Lake Bluff, Lake Villa, Lansing, Lemont, Lindenhurst, Lynwood, Markham, Maywood, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Norridge, Oak Lawn, Oak Brook, Orland Park, Palatine, Park Ridge, Prospect Heights, Ravinia, Riverside, Rolling Meadows, Roselle, Round Lake Beach, Shorewood, Skokie, South Holland, South Elgin, Spring Grove, Steger, Stone Park, Vernon Hills, Wauconda, Waukegan, Western Springs, Willowbrook, Wilmette, Winnetka and Wood Dale, and in Wisconsin in Albany, Burlington, Clinton, Darlington, Delafield, Delavan, Elm Grove, Genoa City, Kenosha, Lake Geneva, Madison, Menomonee Falls, Milwaukee, Monroe, Pewaukee, Racine, Sharon, Wales, Walworth and Wind Lake, and in Dyer, Indiana and in Naples, Florida.

Additionally, the Company operates various non-bank business units:

•
FIRST Insurance Funding, a division of Lake Forest Bank & Trust Company, N.A., and Wintrust Life Finance, a division of Lake Forest Bank & Trust Company, N.A., serve commercial and life insurance loan customers, respectively, throughout the United States.

•	First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada.

•
Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.

•
Wintrust Mortgage, a division of Barrington Bank & Trust Company, N.A., engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.

•	Wintrust Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.

•	Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.

•	The Chicago Trust Company, N.A., a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.

•	Wintrust Asset Finance offers direct leasing opportunities.

•	CDEC provides Qualified Intermediary services (as defined by U.S. Treasury regulations) for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, such as the potential impacts of the COVID-19 pandemic, and which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2019 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

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the severity, magnitude and duration of the COVID-19 pandemic and the direct and indirect impact of such pandemic, as well as responses to the pandemic by the government, businesses and consumers, on our operations and personnel, commercial activity and demand across our business and our customers’ businesses;

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the disruption of global, national, state and local economies associated with the COVID-19 pandemic, which could affect the Company’s liquidity and capital positions, impair the ability of our borrowers to repay outstanding loans, impair collateral values and further increase our allowance for credit losses;

•	the impact of the COVID-19 pandemic on our financial results, including possible lost revenue and increased expenses (including the cost of capital), as well as possible goodwill impairment charges;

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economic conditions that affect the economy, housing prices, the job market and other factors that may adversely affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	negative effects suffered by us or our customers resulting from changes in U.S. trade policies;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•	the financial success and economic viability of the borrowers of our commercial loans;

•	commercial real estate market conditions in the Chicago metropolitan area and southern Wisconsin;

•	the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for credit losses;

•	inaccurate assumptions in our analytical and forecasting models used to manage our loan portfolio;

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changes in the level and volatility of interest rates, the capital markets and other market indices (including developments and volatility arising from or related to the COVID-19 pandemic) that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

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competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services), which may result in loss of market share and reduced income from deposits, loans, advisory fees and income from other products;

•	failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of the Company’s recent or future acquisitions;

•	unexpected difficulties and losses related to FDIC-assisted acquisitions;

•	harm to the Company’s reputation;

•	any negative perception of the Company’s financial strength;

•	ability of the Company to raise additional capital on acceptable terms when needed;

•	disruption in capital markets, which may lower fair values for the Company’s investment portfolio;

•	ability of the Company to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations and to manage risks associated therewith;

•	failure or breaches of our security systems or infrastructure, or those of third parties;

•	security breaches, including denial of service attacks, hacking, social engineering attacks, malware intrusion or data corruption attempts and identity theft;

•	adverse effects on our information technology systems resulting from failures, human error or cyberattacks;

•	adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;

•	increased costs as a result of protecting our customers from the impact of stolen debit card information;

•	accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;

•	ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	environmental liability risk associated with lending activities;

•	the impact of any claims or legal actions to which the Company is subject, including any effect on our reputation;

•	losses incurred in connection with repurchases and indemnification payments related to mortgages and increases in reserves associated therewith;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the soundness of other financial institutions;

•	the expenses and delayed returns inherent in opening new branches and de novo banks;

•	examinations and challenges by tax authorities, and any unanticipated impact of the Tax Act;

•	changes in accounting standards, rules and interpretations such as the new CECL standard and related changes to address the impact of COVID-19, and the impact on the Company’s financial statements;

•	the ability of the Company to receive dividends from its subsidiaries;

•	uncertainty about the discontinued use of LIBOR and transition to an alternative rate;

•	a decrease in the Company’s capital ratios, including as a result of declines in the value of its loan portfolios, or otherwise;

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legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies, including those changes that are in response to the COVID-19 pandemic, including without limitation the CARES Act and the rules and regulations that may be promulgated thereunder;

•	a lowering of our credit rating;

•	changes in U.S. monetary policy and changes to the Federal Reserve’s balance sheet, including changes in response to the COVID-19 pandemic or otherwise;

•	regulatory restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business;

•	increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the regulatory environment;

•	the impact of heightened capital requirements;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	the Company’s ability to comply with covenants under its credit facility; and

•	fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEBCAST AND REPLAY

The Company will hold a conference call on Wednesday, April 22, 2020 at 10:00 a.m. (Central Time) regarding first quarter 2020 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #6554248. A simultaneous audio-only webcast and replay of the conference call as well as an accompanying slide presentation may be accessed via the Company’s website at https://www.wintrust.com, Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the first quarter 2020 earnings press release will be available on the home page of the Company’s website at https://www.wintrust.com and at the Investor Relations, Investor News and Events, Press Releases link on its website.